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                                                                  Exhibit (c)(1)



This document and the attached draft press announcement have been approved for the purposes of section 57 of the Financial Services Act 1986 by J P Morgan, a member of The Securities and Futures Authority Limited.

                             IRREVOCABLE UNDERTAKING



To:      TRW Automotive UK (the "OFFEROR") and
         J P Morgan (the "BANK")

28th January, 1999


PROPOSED OFFER FOR LUCASVARITY PLC

I understand that:

(a) the Offeror intends to make an offer (the "OFFER") to acquire all the ordinary shares of 25p each ("ORDINARY SHARES") and American Depositary Shares ("ADSs") each representing ten Ordinary Shares and evidenced by American Depositary Receipts (together "SECURITIES") in the capital of LucasVarity plc (the "TARGET");

(b) the Offer will be substantially on the terms and conditions to be set out in a press announcement of the Offer (the "PRESS ANNOUNCEMENT") which is substantially in the form of the attached draft Press Announcement, together with such additional terms and conditions as may be required to comply with the rules of The London Stock Exchange Limited (the "LONDON STOCK EXCHANGE") and The City Code on Takeovers and Mergers (the "CITY CODE") and any other amendments or terms and conditions agreed between the Offeror and the Target;

(c) the Offer will extend to any Ordinary Shares issued while the Offer remains open for acceptance, including any shares issued as a result of the exercise of options under the LucasVarity 1996 Executive Share Option Scheme, the Lucas Industries 1994 Executive Share Option Scheme, the Lucas Industries Executive Share Option Scheme (1986), the LucasVarity 1996 Savings-Related Share Option Scheme, the Lucas Industries Employers' 1991 Savings-Related Share Option Scheme, the Varity Corporation Executive Stock Option Plan and the Varity Shareholder Value Incentive Plan ("Options"); and

(d)      the making of the Offer is conditional on:

         (i) the receipt by the Offeror of completed irrevocable undertakings to accept the Offer (in a form acceptable to the Offeror) from each of the directors of the Target); and

         (ii)     the release of the Press Announcement,

but the Offeror may waive conditions (i) or (ii) above in whole or in part (and either conditionally or otherwise) if it so chooses and all my obligations under this undertaking will lapse if the above

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conditions are not fulfilled (or, where permitted, waived by the Offeror) by
5.00pm on 28th January, 1999 (or such later time or day as the Offeror may notify to the Board of the Target).

In consideration of the Offeror agreeing (subject to the above conditions) to make the Offer, I undertake, agree and represent to and with the Offeror and the Bank in the following terms:

1. I am the registered holder and beneficial owner of, and have all relevant authority to accept (or procure the acceptance of) the Offer in respect of, the number of Securities specified in Part 1 of the Schedule and to transfer them free from all liens, charges and encumbrances and together with all rights attaching to them as envisaged by the terms of the Offer, including the right to all dividends and other distributions (if any) declared, made or paid after the date of this undertaking.

2. I will accept the Offer in respect of all the Securities referred to in paragraph 1 above in accordance with the procedures for acceptance set out in the Offer Document, not later than 3.30 p.m. on the fifth business day after the despatch of the document containing the Offer (the "Offer Document").

3. I am also beneficially entitled to the option(s) granted under the Target share option schemes (the "SCHEMES") to subscribe for the number of Ordinary Shares specified in Part 2 of the Schedule. In relation to the options granted under the Schemes (other than the Schemes or any part of the Schemes which are approved by the Inland Revenue) (the "OPTION(S)"), I shall accept any proposal made by the Offeror to holders of Options in compliance with Rule 15 of the City Code in respect of the Options not later than ten days after such proposal is made to optionholders in each case to the extent such Options have not lapsed or been exercised.

4.       Unless and until the Offer closes, lapses or is withdrawn, I will not:

         (a) sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of the Securities or any interest in any of the Securities except to the Offeror under the Offer; or

         (b) accept any other offer in respect of any of the Securities (whether it is conditional or unconditional and irrespective of the means by which it is to be implemented); or

         (c) withdraw the acceptances referred to in paragraphs 2 and 3 above in respect of any of the Securities even though I may become entitled to withdraw them under the rules of the City Code or any provision in the Offer Document; or

         (d) acquire any further interest in any shares in the Target other than pursuant to the Option(s).

5. The Press Announcement may incorporate a reference to me substantially in the terms set out in the attached draft Press Announcement and, in accordance with the Rules of the City Code, this undertaking will be referred to in the Offer Document and will be available for inspection while the Offer is open for acceptance.

6. By 11.59pm in London on 3rd February, 1999, I will supply to the Bank for inclusion in the Offer Document details (as required by Rules 24.3 and 25.3 of the City Code) of:


         (a)    my interests in securities of the Offeror and the Target; and
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         (b)    all my dealings in securities of the Offeror and the Target during the period of 12 months prior to the date of this undertaking.

         I will notify the Bank immediately of any dealings by me in the Offeror's securities after the date of this undertaking and before the Offer lapses or is withdrawn.

      7. I further undertake as follows:

         (a) as a director of the Target, I agree to the issue of the Press Announcement containing the reference to the recommendation of all the directors of the Target (other than Mr Gates who is abstaining) and confirm the accuracy of the information in it in relation to the Target and its subsidiaries and associated companies (the "TARGET GROUP");

         (b) I will provide to you promptly on request all information in relation to myself that may be reasonably necessary to complete the preparation and despatch of the Offer Document in order to comply with the requirements of the City Code and/or all applicable United States securities laws and regulations;

         (c) as a director of the Target, I will comply with the requirements of the City Code and of the London Stock Exchange in connection with the Offer including, in particular, the requirement to join with the other directors of the Target (other than Mr Gates who is abstaining) in making in the Offer Document a statement of responsibility in relation to information concerning the Target Group and directors of the Target in the terms or to the effect required under Rule 19.2 of the City Code;

         (d) I consent to particulars of this undertaking and my holdings of, and dealings in, relevant securities of the Target and the Offeror being included in the Offer Document and any other related or ancillary document as required by the Code and/or all applicable United States securities laws and regulations.

         (e) subject to any overriding fiduciary duty, I will confirm in the Offer that I consider the terms of the Offer to be fair and reasonable and I will recommend shareholders of the Target to accept the Offer and I will not recommend any other offer.

         (f) subject to any overriding fiduciary duty or to my duties under the City Code, I will at all times while the Offer is open for acceptance:

                (i) co-operate with the Offeror and endeavour to ensure that the Offer becomes unconditional in all respects; and

                (ii) join with the Offeror in endeavouring to obtain such regulatory consents and consents of clients or customers or other third parties as are necessary to avoid termination or variation of contracts which are material to the business of any member of the Target Group; and

                (iii) join in making and agreeing to extensions of relevant times and/or dates under the City Code to the extent necessary to enable documents to be posted later than may otherwise be required or to enable the Offer to remain open without becoming unconditional as to acceptances or in all respects or lapsing, as the case may be;
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         (g)    subject to any overriding fiduciary duty or to my duties under the City Code I will not directly or indirectly solicit or encourage any general offer for all or any part of the issued share capital of the Target from any third party;

         (h) subject to any overriding fiduciary duty or my obligations under the City Code, I will not take any action which is inconsistent with my obligations contained in this undertaking or the successful implementation of the Offer;

8. By way of security for my obligations under this letter I appoint any director of the Offeror to be my attorney to execute in my name and on my behalf a form of acceptance of the Offer in respect of all or any of the Securities if and to the extent that after five business days from the date of despatch of the Offer Document I have failed to comply with my obligations in paragraph 2 of this letter, and to sign, execute and deliver any documents and do all acts and things as may be necessary for or incidental to the acceptance of the Offer in relation to the Securities described in the Schedule. I agree that this power of attorney is irrevocable until the Offer closes, lapses or is withdrawn.

9.
(a) Subject to paragraph (b) below, the Offeror agrees to make the Offer by no later than 25th February, 1999 (or such later date as the Offeror with the consent of the Panel may agree) provided that the Press Announcement is released in substantially the form attached (or in such other form as may be agreed between the Offeror and the Offeree or as may be required to comply with the requirements of the Panel or US securities laws or such other laws as may be relevant).

(b)      If after the Offeror releases the Press Announcement either:

         (i)    the Panel consents to the Offeror not making the Offer;

         (ii) an event occurs which means that the Offeror is no longer required by the City Code to proceed with the Offer; or

         (iii) the Offeror becomes aware that any condition of the Offer as set out in the Press Announcement has or may become incapable of being fulfilled,

         the Offeror shall not be obliged to make the Offer.

(c)      This undertaking shall lapse if:

         (i) the Press Announcement is not released by close of business on 29th January, 1999 (or such later date as the Offeror and the Offeree may agree);

         (ii) the Offer is not made in the circumstances referred to in paragraph (b) above; or

         (iii)  the Offer lapses or is withdrawn.

         If the undertaking lapses, I shall have no claim against the Offeror.

10.      The following additional provisions apply to this undertaking:


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(A)      I acknowledge that in connection with the Offer and the matters described above the Bank is not acting for me and that the Bank will not be responsible to me for providing the protections afforded to customers of the Bank or advising me in relation to the Offer or the matters described above.

(B) I confirm that I have been given an adequate opportunity to consider whether or not to give this undertaking and to obtain independent advice.

(C) I agree that, if I fail to accept the Offer in accordance with this undertaking or breach any of my obligations, damages would not be an adequate remedy and accordingly the Offeror shall be entitled to the remedy of injunction or specific performance or any other such equitable relief.

(D) Any time, date or period mentioned in this undertaking may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or so extended time shall be of the essence. All times referred to herein are London time.

(E) I have full power and authority to enter into and perform any obligation under this undertaking and to accept the Offer in respect of the Securities specified in Part I of the Schedule.

(F) The Schedule contains full and accurate details of all the shares or other securities convertible into shares in the Target:

                  (i)      of which I am the registered and beneficial owner;

                  (ii) to which I am entitled upon the exercise of any option, warrant or other right to acquire or to subscribe for such shares or other securities in the Target whether or not such rights are currently exercisable or subject to any condition.

(G) References in this undertaking to a person having an "interest in shares" include all interests which that person would be required to notify to the Target if he were a director of the Target.

(H) In this undertaking, the expression the "Offer" extends to any improved or revised offer on behalf of the Offeror, whether voluntary or mandatory provided that the terms of such offer are, in the opinion of the Target's financial adviser, on the date of the relevant announcement, an improvement or no diminution in the value of the consideration under the Offer..

(I) This undertaking shall bind my estate and personal representatives except in relation to those obligations which relate to my position as a director of the Target.

(J) This undertaking shall be governed by and construed in accordance with English law and I submit to the jurisdiction of the English courts.



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                                  THE SCHEDULE

                                     PART 1

                                 THE SECURITIES

Name(s) and registered                                  No. of Ordinary Shares/
address of registered                                   ADSs
holder(s)











                                     PART 2

                                  THE OPTION(S)


A.       EXECUTIVE SHARE OPTION SCHEME

         No. of Ordinary Shares            Date of grant         Exercise price




B.       OTHER SHARE OPTION SCHEME(S)

         No. of Ordinary Shares            Date of grant         Exercise price







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Dated: ..........................

Name: ...........................

Address:.........................

 .................................

 .................................


SIGNED and delivered as a           )
deed by the person named            )
above in the presence of:           )                         ..................
                                                                 (Signature)



Witness's signature:

 ....................


Name: ..................................

Address: ...............................

 ........................................